UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED

(Exact name of registrant as specified in its charter)

Date: May 2, 2019

Nevada	8200	32-0588323
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

4028, Songjia Business Center, No. 46-56 Rd, Shiqiao Street Plaza, 511400 Panyu, Guangzhou, China

  Issuer’s telephone number: +86 13510193139

Issuer’s email: hantangculture@outlook.com

(Address, including zip code, and telephone number,
including area code, of registrant’s principal mailing address)

Please send copies of all correspondence to:

V FINANCIAL GROUP, LLC

http://www.vfinancialgroup.com

780 Reservoir Avenue, #123

Cranston, RI 02910

TELEPHONE: (401) 440-9533

FAX: (401) 633-7300

Email: jeff@vfinancialgroup.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |_| (Do not check if a smaller reporting company)	Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.0001 par value	7,252,500	$1.00	$7,252,500	$879.00

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

PRELIMINARY PROSPECTUS

HanTang Culture & Education Holding Group Limited

7,252,500 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

Prior to this Offering, no public market has existed for the common stock of HanTang Culture & Education Holding Group Limited. Upon completion of this offering, we will attempt to have the shares quoted on the OTCQB operated by OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTCQB.  To be quoted on the OTCQB, a market maker must apply to make a market in our common stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares.

In this public offering we, “HanTang Culture & Education Holding Group Limited” are offering 2,000,000 shares of our common stock and our selling shareholders are offering 5,252,500 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Executive Officer, Meimei Ni. Ms. Ni is deemed to be an underwriter of this offering. The selling shareholders are also deemed to be underwriters of this offering. There is uncertainty that we will be able to sell any of the 2,000,000 shares being offered herein by the Company. Ms. Ni will not receive any commissions or proceeds for selling the shares on our behalf.  All of the shares being registered for sale by the Company will be sold at a fixed price of $1.00 per share for the duration of the Offering. Additionally, all of the shares offered by the selling shareholders will be sold at a fixed price of $1.00 for the duration of the Offering. Assuming all of the 2,000,000 shares being offered by the Company are sold, the Company will receive $2,000,000 in net proceeds. Assuming 1,500,000 shares (75%) being offered by the Company are sold, the Company will receive $1,500,000 in net proceeds. Assuming 1,000,000 shares (50%) being offered by the Company are sold, the Company will receive $1,000,000 in net proceeds. Assuming 500,000 shares (25%) being offered by the Company are sold, the Company will receive $500,000 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our company's business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Currently, our Officers and Directors collectively own approximately 79.20% of the voting power of our outstanding capital stock. After the offering, our Officers and Directors, as a group, will have the ability to control approximately 76.18% of the voting power of our outstanding capital stock.

The Company estimates the costs of this offering at $38,379. All expenses incurred in this offering are being paid for by the Company. For the duration of the offering any and all sellers of the shares being registered herein agree to provide this prospectus to potential investors in its entirety.

The proceeds from the sale of the securities sold on behalf of the Company will be placed directly into the Company’s account and or that of a subsidiary’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

 The date of this prospectus is __________________.

PROSPECTUS SUMMARY

In this Prospectus, ‘‘HanTang’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to HanTang Culture & Education Holding Group Limited, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending March 31th. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 5, and the financial statements, before making an investment decision.

The Company

HanTang Culture & Education Holding Group Limited, a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on January 2, 2019.

On March 8, 2019, HanTang Culture & Education Holding Group Limited, a Nevada Company, acquired HanTang Culture & Education Holding Group Limited, a company incorporated in the Republic of Seychelles, which operates through its own wholly owned subsidiary, Hantang Culture & Education Holding Group Limited, a Hong Kong Company. Consideration paid pursuant to this acquisition was $100 USD. Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the $100 USD.

HanTang Culture & Education Holding Group Limited is a Company with a focus on providing cultural educational services. More information regarding this can be found below beginning on page 15.

The Company’s mailing address is 4028, Songjia Business Center, No. 46-56 Rd, Shiqiao Street Plaza, 511400 Panyu, Guangzhou, China.

Our activities have been limited to planning and development of our future business operations.

We believe we need to raise $2,000,000 to execute our business plan over the next 12 months. The funds raised in this offering, even assuming we sell all the shares being offered, may be insufficient to carry out our intended business operations.

We will receive proceeds from the sale of 2,000,000 shares of our common stock and intend to use the proceeds from this offering to further develop and market our education program. There is uncertainty that we will be able to sell any of the 2,000,000 shares being offered herein by the Company. The expenses of this offering, including the preparation of this prospectus and the filing of this registration statement, estimated at $38,379, are being paid for by the Company. The maximum proceeds to us from this offering ($2,000,000) will satisfy our basic subsistence level, cash requirements for up to 12 months. 75% of the possible proceeds from the offering by the company ($1,500,000) will satisfy our basic, subsistence level cash requirements for up to 9 months, while 50% of the proceeds (1,000,000) will sustain us for up to 6 months, and 25% of the proceeds ($500,000) will sustain us for up to 3 months. Our budgetary allocations may vary, however, depending upon the percentage of proceeds that we obtain from this offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short terms rather than to conserve funds to satisfy continuous disclosure requirements for a longer period. During the 12 months following the completion of this offering, we intend to continue our current business plan and increase our current level of operations.

We believe that if we are not able to raise additional capital within 12 months of the effective date of this registration statement, we may be adversely effected and may have to curtail operations or continue operations at a limited level that is financially suitable for the Company.

Our Offering

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

We have 50,505,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 7,252,500 shares. These shares represent 2,000,000 additional shares of common stock to be issued by us and 5,252,500 shares of common stock by our selling stockholders. We may endeavor to sell all 2,000,000 shares of common stock after this registration becomes effective. Upon effectiveness of this Registration Statement, the selling stockholders may also sell their own shares. The price at which we, the company, offer these shares is at a fixed price of $1.00 per share for the duration of the offering. The selling stockholders will also sell shares at a fixed price of $1.00 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the selling stockholders.

*The primary offering on behalf of the company is separate from the secondary offering of the selling stockholders in that the proceeds from the shares of stock sold by the selling stockholder’s will go directly to them, not the company. The same idea applies if the company approaches or is approached by investors who then subsequently decide to invest with the company. Those proceeds would then go to the company. Whomever the investors decide to purchase the shares from will be the beneficiary of the proceeds. None of the proceeds from the selling stockholder’s will be utilized or given to the company.

*We will notify investors by filing an information statement that will be available for public viewing on the SEC Edgar Database of any such extension of the offering.

Securities being offered by the Company

2,000,000 shares of common stock, at a fixed price of $1.00 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Securities being offered by the Selling Stockholders	5,252,500 shares of common stock, at a fixed price of $1.00 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $1.00 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	50,505,000 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	52,505,000 common shares will be issued and outstanding if we sell all of the shares we are offering.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $1.00.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $1.00 per share for the duration of the offering.

Use of Proceeds	We intend to use the gross proceeds to us for funding of day to day operations, establishment of an office space, purchase of office supplies, marketing, hiring and training staff, website development and IT support, payment for ongoing Reporting requirements, accounting expenses, potential legal fees, and offering expenses.

Termination of the Offering	This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 7,252,500 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Terms of the Offering	Our Chief Executive Officer, Meimei Ni, will sell the 2,000,000 shares of common stock on behalf of the company, upon effectiveness of this registration statement, on a BEST EFFORTS basis.
Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $38,379.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Currently, our Officers and Directors collectively own approximately 79.20% of the voting power of our outstanding capital stock. After the offering, our Officers and Directors, as a group, will have the ability to control approximately 76.18% of the voting power of our outstanding capital stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

If we are unable to hire qualified personnel and retain or motivate key personnel, we may not be able to grow effectively.

Our future success depends on our continuing ability to identify, hire, develop, motivate and retain skilled personnel for all areas of our organization. Competition in our industry for qualified employees is fierce. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

If we do not successfully introduce new programs, products and services, our growth rate and revenue will be reduced.

Our growth strategy is dependent on our ability to sell existing education and training programs and services to new students, to open new markets and to develop and introduce new educational programs and services. If we are unable to expand our markets, our growth rate and revenue will be reduced. Market conditions and the level of customer interest may be different for our current programs than for new programs, and there can be no assurance that we will be able to compete favorably with, and obtain market acceptance for, any such new programs or services.

We have limited operating history and face many of the risks and difficulties frequently encountered by company in the developmental stage.

We are a development stage company, and to date our development efforts have been focused primarily on the development and marketing of our business model. We have a limited operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in introducing new products and services. These risks include the ability to:

·	Increase awareness of our brand name;
·	Develop an effective business plan;
·	Meet customers’ standards;
·	Implement advertising and marketing plans;
·	Maintain current strategic relationships and develop new strategic relationships;
·	Respond effectively to competitive pressures;
·	Continue to develop and upgrade our service; and
·	Attract, retain and motivate qualified personnel.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing children’s educational programs that meets customer standards without incurring unnecessary cost and expense. The results of our operations can also be affected by our ability to introduce new services or to adjust pricing to increase our competitive advantage.

Our financial performance depends on our ability to develop awareness of our training programs and we may not be successful in doing so.

Generating increased awareness of the training programs offered by our company is critical to the continued acceptance and growth of our sales. If we are unable to continue to develop awareness of the programs, this could negatively impact our company’s ability to increase revenue and achieve profitability. The following are some of the factors that could prevent us from successfully continuing to develop awareness of the programs:

·	the emergence of more successful competitors;
·	customer dissatisfaction with our programs and services;
·	failure to maintain or expand our brand.

Because our business and marketing plans may be unsuccessful, we may not be able to continue operations as a going concern.

Our ability to continue as a going concern is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. To date we have relied entirely on equity financing from our shareholders to fund our operations. Our business and marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

We currently have been generating operating losses, and we may never achieve profitability.

We have had, and we expect to continue to have, losses in the near term and will rely on capital funding or borrowings to fund our operations. To date, capital funding has been limited in amount. We cannot predict whether or not we will ever become profitable or be able to continue to find capital to support our development and business plan.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our offerings and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding will be available on terms acceptable to us, or at all. Furthermore, any equity financing will be dilutive to existing stockholders, and debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. If adequate funds are not available on acceptable terms, we may not be able to continue operating, develop or enhance products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

We do not currently have a fully developed marketing plan, and as such we may not generate as much revenue as we anticipate.

Presently, we do not have a definitive marketing plan to acquire clients. It will take us time to develop a concrete marketing plan, and in the interim we will likely not be generating significant revenue or, in a worst-case scenario, any revenue at all.

We may fail to protect the intellectual property of our training program.

Our training programs will be fully available to any of our clients. There is a risk that our competitors may duplicate and misuse our training course’s materials. If we are not able to safeguard our materials, our business operation and reputation may be tarnished.

Our intellectual property is not currently protected by trademarks, patents or copyrights.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We have not filed for trademark, patent, or copyright protection. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us. Any future trademark and patent applications may not be approved.

In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights.

Although we have taken measures to protect our proprietary rights there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. Any of these events could have an adverse effect on our business and financial results

Our operating results may be variable, and therefore our future prospects may be difficult for investors and analysis to assess.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors. Due to our limited operating history, we believe it will be difficult to accurately forecast our revenues and operating results in our market launch phases. Factors that may slow or harm our business or cause our operating results to fluctuate include the following:

·	The market acceptance of, and demand for, our educational program(s);
·	Our inability to attract new customers at a reasonable cost;
·	The revenue based on our educational program(s);
·	The timing of customer payments and payment defaults by customers;
·	Our inability to attract and retain key personnel;
·	A gain or loss of significant customers or their confidence in our educational program;
·	Economic conditions affecting our potential customers;
·	Extraordinary expenses such as litigation; and
·	Our failure to increase sales and/or penetrate new markets.

Any change in one or more of these factors, as well as others, could cause our annual or quarterly operating results to fluctuate. Any change in one or more of these factors could reduce our gross margins in future periods.

We may face intense competition in the market.

HanTang Culture & Education Holding Group Limited’s long-term competitive position depends upon its success in discovering and developing innovative, cost-effective programs that serve unmet educational needs, together with its ability to market them effectively. Many competitors are more established and have significantly greater financial, technical, marketing, and other resources, than HanTang Culture & Education Holding Group Limited. Many competitors have greater brand recognition with larger customer bases. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional and distribution activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

The economy of China in general might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

Our business and prospects depend on the continuing development and expansion of the education industry in China, which in turn depends upon the continuing growth of the economy of China in general, as well as service providers. We cannot assure you, however, that China’s education industry will continue to grow at the same pace as in the past.

Due to the fact that a small number of existing shareholders own a large percentage of the Company’s voting shares, future investors will have minimal influence over shareholder decisions.

Existing management has significant share ownership in the Company and will retain control of the Company in the future. As a result of such ownership concentration, our officers and directors will have significant influence over the management and affairs of the Company and its business. It will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of the Company. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, even if such a transaction would benefit other shareholders.

Currency exchange rate fluctuations may increase our costs.

The exchange rates between the U.S. dollar and non-U.S. currencies in which we conduct our business have and will likely fluctuate in the future. Any appreciation in the value of these non-U.S. currencies would result in higher expenses for our company. We do not have any hedging arrangements to protect against such exchange rate exposures.

We have no experience as a public company. Our inability to successfully operate as a public company could cause you to lose your entire investment.

We have never operated as a public company.  We have no experience in complying with the various rules and regulations, which are required of a public company.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required of a public company.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.  Our inability to operate as a public company could be the basis of your losing your entire investment.

The success of our business will depend upon our ability to create brand awareness.

The market for education is already highly competitive, with many well-known brands leading the industry.  Our ability to compete effectively and generate revenue will be based upon our ability to create awareness of the programs distinct from those of our competitors. However, advertising of such programs will be limited by various regulations. We believe that based upon our research that our educational programs are well-designed with many fruitful benefits, however, there is the possibility that the public will not agree with our assessment.  Our success will be dependent upon our ability to convey the value of our programs to consumers.

We lack risk management methods, our business, reputation and financial results may be adversely affected.

We currently do not have methods to identify, monitor and manage risks with respect to our educational business. If any of such risks were to materialize, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

The lack of public company experience of our CEO could adversely impact our ability to comply with the reporting requirements of U.S. securities laws

Our CEO, has had no experience for managing a public company in the United States, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Such responsibility includes complying with federal securities laws and making required disclosures on a timely basis. In addition, our CEO may not be able to implement programs and policies in an effective and timely manner or in a manner which adequately responds to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, in which event you could lose your entire investment.

Due to the fact that we are a publicly reporting company we will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our shareholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as an SEC reporting Company, will be costly because an external third party consultant(s), attorney, or firm, may have to assist us in following the applicable rules and regulations for each filing on behalf of the company.

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and director have limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

The recently enacted JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Risks Relating to the Company’s Securities

We do not intend to pay dividends on our common stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

The offering price of the shares should not be used as an indicator of the future market price of the shares. therefore, the offering price bears no relationship to the actual value of the company and may make our shares difficult to sell

Since our shares are not listed or quoted on any exchange or quotation system, the offering price for the sale of the shares of common stock by the Company was determined arbitrarily by management. The facts considered in determining the offering price were our financial condition and prospects, our current operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the shares.

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCQB. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of preferred stock in the future which may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 200,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. At this time we have no shares of preferred stock issued and outstanding.

Our preferred stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

 Risks Relating to this Offering

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to HanTang Culture & Education Holding Group Limited and held in our, or a subsidiary’s corporate bank account, if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration. You may not be able to sell your shares quickly or at or above the initial offering price. The initial public offering price will be determined by negotiations with the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at, or above, the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;
  changes in key personnel;
  entry into new geographic markets;
  actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
  the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
  announcements relating to litigation;
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
  the development and sustainability of an active trading market for our common stock;
  future sales of our common stock by our officers, directors and significant stockholders; and
  changes in accounting principles.

These and other factors may lower the market price of our common stock regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer, Meimei Ni, who will receive no commissions. There is no guarantee that she will be able to sell any of the shares. Unless she is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is approximately $38,379. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $38,379. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations we will not be able to apply for quotation on the OTCQB.

SUMMARY OF OUR FINANCIAL INFORMATION

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis” section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

As of March 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,408
TOTAL CURRENT ASSETS	31,408

NON-CURRENT ASSETS
Plant and equipment	2,970
TOTAL ASSETS	$34,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Account Payable	4,129
Accrued expenses and other payables	5,000
Due to directors	$24,200

TOTAL LIABILITIES	33,329

STOCKHOLDERS’ EQUITY
Preferred stock – Par value $0.0001; Authorized: 200,000,000 None issued and outstanding	-
Common stock – Par value $ 0.0001; Authorized: 600,000,000 Issued and outstanding: 50,505,000 shares as of March 31, 2019	5,051
Additional paid-in capital	11,329
Accumulated deficit	(15,331)
TOTAL STOCKHOLDERS’ EQUITY	1,049

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,378

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FROM JANUARY 2, 2019 (DATE OF INCEPTION) TO MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(AUDITED)

From January 2, 2019 (Date of inception) to March 31, 2019
REVENUE	$7,452

COST OF REVENUE	(4,129)

GROSS PROFIT	3,323

GENERAL AND ADMINISTRATIVE EXPENSES	(18,654)

LOSS BEFORE INCOME TAX	(15,331)

INCOME TAX PROVISION	-

NET LOSS	$(15,331)

Net loss per share- Basic and diluted	(0.00)

Weighted average number of common shares outstanding – Basic and diluted	42,030,168

The Company is electing to not opt out of JOBS Act extended accounting transition period.  This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;
·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;
·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;
·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;
·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,
·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;
·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;
·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or
·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

MANAGEMENT’S DISCUSSION AND ANALYSIS

Our cash and cash equivalents total $31,408 as of March 31, 2019. In order to implement our plan of operations for the next twelve-month period, we require further funding.

Results of operations for the year ended March 31, 2019.

Revenues

For the year ended March 31, 2019, the Company generated revenue in the amount of $7,452. Our gross profit for the year ended March 31, 2019 was $3,323. We believe that in order to attract more customers in the future we need to increase our marketing efforts and or develop new programs.

Net Loss

For the year ended March 31, 2019, we recorded a net loss of $15,331.

General and Administrative Expenses

From January 2, 2019 to March 31, 2019, we have had general and administrative expenses in the amount of $18,654. These expenses are comprised of bank charges of $834, consultation fees of $2,235 incorporation fees of $5,500, audit fees of $10,000 and depreciation expenses of $85.

Liquidity and Capital Resources

Cash Used In Operating Activities

From January 2, 2019 to March 31, 2019, net cash used in operating activities was $6,117. The cash used in operating activities was mainly for payment of general and administrative expenses.

Cash Used In Investing Activities

From January 2, 2019 to March 31, 2019, net cash used in investing activities was $3,055. The cash used in investing activities was solely for the purchase of property, plant and equipment.

Cash Provided By Financing Activities

From January 2, 2019 to March 31, 2019, net cash provided from financing activities was $40,580, which was mainly from issuance of shares.

 On January 2, 2019, our President and a member of our Board of Directors, Jingyi Liao, purchased 20,400,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $2,040, have gone directly to the Company for initial working capital.

On January 2, 2019, our Treasurer and a member of our Board of Directors, Yelan He, purchased 15,600,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $1,560, have gone directly to the Company for initial working capital.

On January 2, 2019, our Chief Executive Officer, Secretary and a member of our Board of Directors, Meimei Ni, purchased 4,000,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $400, have gone directly to the Company for initial working capital.

In February, 2019, the Company sold shares to 4 shareholders, of whom reside in China. A total of 9,300,000 shares of restricted common stock were sold at a price of $0.0001 per share. The total proceeds to the Company amounted to a total of $930.

In March, 2019, the Company sold shares to 1 shareholder, of whom reside in China. A total of 150,000 shares of restricted common stock were sold at a price of $0.006 per share. The total proceeds to the Company amounted to a total of $900.

In March, 2019, the Company sold shares to 28 shareholders, of whom reside in Hong Kong and China. A total of 1,055,000 shares of restricted common stock were sold at a price of $0.01 per share. The total proceeds to the Company amounted to a total of $10,550.

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended (“Regulation S”) for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this section, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Early Childhood Education Industry in China

China's education system primarily consists of two main categories: formal education and informal education. K-12 education can be further divided into four different stages, namely, kindergarten, primary school, middle school, and high school, with students being issued official certificates or diplomas from the governmental authorities regulating the education industry upon their completion of the education program. As an important supplement to formal education, informal education offers a variety of training and learning courses and programs where students receive completion certificates that are not officially recognized by governmental authorities.

The diagram below illustrates the general landscape and main segments of the contemporary education system in China:

Source: HKEXnews (http://www3.hkexnews.hk/listedco/listconews/sehk/2017/1205/00839_3159980/c115.pdf)

Extent of Provision

China is the most populous country in the world, with a population of 1.39 billion by the end of 2018. At the conclusion of 2018, the National Bureau of Statistics of China (http://data.stats.gov.cn/english/easyquery.htm?cn=C01 Path:Annual/Populaion/Total Population) stated that the number of children on the specific sampling survey aged 0-4, 5-9, 10-14, 15-19 are about 5.9%, 5.5%, 5.3% and 5.1% of the total population, respectively. Currently, the number of children aged 0-14 is about 0.23 billion, 16.55% of the total population. Hence, early childhood education is an important component in the overall education system in China, laying the foundation for all subsequent education programs.

At the age of three, the majority of rural Chinese children are being cared for at home by grandparents, other relatives, or a nanny. In some cases, if capable, mothers may stay home for a few years to raise their child. The early childhood education service for children aged between 0-3 is not available in rural areas. In urban areas, at the age of one and a half, some children go to kindergartens that provide toddler programs, while others go to private home day care. A high percentage of children stay home until the age of three. In some urban areas, Children that are 2 to 6 years old can enrolled in kindergartens as full-time students and all kindergartens are regulated by the governmental authorities in China (GuangZheng Hang Seng Report, 2018 http://www.sohu.com/a/274807492_354900). At the same time, parents typically send their 0-6-year-old children to play-and-learn centers, which supplement formal education by promoting the development of children and preparing them for their entry to kindergartens and primary schools. Unlike kindergartens, educational content in play-and-learn centers are customarily designed for part-time study and family members typically accompany students during the classes.

Early childhood education in China has experienced rapid growth. According to the GuangZheng Hang Seng (2018) (http://www.sohu.com/a/274807492_354900), the market size of early childhood education services in China, as measured by revenue, grew from RMB 179.3 billion in 2011 to RMB 471.6 billion in 2017. The market size is expected to continue to grow substantially and reach RMB 762.7 billion by 2020, representing a CAGR of 8.9% from 2017 to 2020.

Source: Education Report, GuangZheng Hang Seng (http://www.sohu.com/a/274807492_354900)

‘Two-Child Policy’

The new population policies might have a positive effect on the early childhood education industry. The One-child Policy was the key population policy in China until it was gradually phased out in the early 2010s. In 2015, the government officially implemented a new 'Two-child Policy', which allows each family to have two children (Yang Cheng Newspaper, 2015 (http://news.ifeng.com/a/20151222/46785467_0.shtml)). According to the National Data (2018 (http://data.stats.gov.cn/english/easyquery.htm?cn=C01 Path:Annual/Population/Age Composition and Dependency Ratio of Population (Last 10 Years)), this new policy has stimulated population growth in the 0-14 age group, from 227.15 million in 2015 to 233.48 million by 2017. Moreover, the birth rate has increased from 12.07% to 12.43% in these two years (2015-2017).

Growing purchasing power

Growing purchasing power and disposable income has been a major force behind the improvement in quality of life for the Chinese population. According to the National Data (2018), China’s customer price index (CPI) was 615.2, 627.5 and 637.5 in the years 2015, 2016 and 2017, respectively; representing an increase of 22.3 from 2015 to 2017. With the development of China’s economy and consumer’s capacity, the early childhood education industry is expected to undergo significant development. China's per capita disposable income has grown from approximately RMB 18 thousand in 2013 to approximately RMB 26 thousand by 2017, according to the National Data (2018)(http://data.stats.gov.cn/english/easyquery.htm?cn=C01 Path:Annual/Price Index/Fixed base Price Indices (Last 10 years). The increase in disposable income has become the main driver of educational demand.

Education awareness

Chinese families' place a historical and cultural emphasis on education and self-improvement. The popular metaphor “children are flowers of the country, the future of the country” has been used to describe Chinese children. The idea that children should have special protection and care is not only written into the constitution, but broadly accepted in Chinese society. In urban citizens, people are increasingly recognizing that quality education leads to greater rewards in terms of income and career opportunities, and the macroeconomic conditions in China are collectively enhancing their willingness and ability to invest in early childhood education for their children.

Currently, parents and grandparents typically have very high expectations for their child's academic achievements. Many children in urban areas are now expected to take extracurricular classes at an early age, such as English, computer, music, visual arts, and so on. These children and their parents are often busy during the weekends, running from one training class to the other.

We believe that the above factors have contributed to, and are expected to continue to promote, the development of China’s overall early childhood education industry. Hence, we believe our consistent efforts, teaching quality, marketing tactics and resources will meet the dynamic scenario in the Chinese early childhood education industry.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

HanTang Culture & Education Holding Group Limited, a Nevada corporation (“the Company”) was incorporated under the laws of the State of Nevada on January 2, 2019.

On January 2, 2019 Meimei Ni was appointed Chief Executive Officer, Secretary and Director, Jingyi Liao was appointed President and Director, and Yelan He was appointed Treasurer and Director.

On January 2, 2019, Jingyi Liao purchased 20,400,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $2,040, have gone directly to the Company for initial working capital.

On January 2, 2019, Yelan He purchased 15,600,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $1,560, have gone directly to the Company for initial working capital.

On January 2, 2019, Meimei Ni purchased 4,000,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $400, have gone directly to the Company for initial working capital.

In February of 2019, the Company sold shares to 4 shareholders, all of whom reside in China. A total of 9,300,000 shares of restricted common stock were sold at a price of $0.0001 per share. The total proceeds to the Company amounted to a total of $930 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 1 shareholder, whom resides in China. A total of 150,000 shares of restricted common stock were sold at a price of $0.006 per share. The total proceeds to the Company amounted to a total of $900 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 27 shareholders, all of whom reside in Hong Kong and China. A total of 1,055,000 shares of restricted common stock were sold at a price of $0.01 per share. The total proceeds to the Company amounted to a total of $10,550 and went to the Company to be used for working capital.

On March 7, 2019, HanTang Culture & Education Holding Group Limited, a Seychelles Company, acquired HanTang Culture & Education Holding Group Limited, a Hong Kong Company, in consideration of HK$10,000 (Hong Kong Dollar). Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the HK$10,000 (Hong Kong Dollar).

On March 8, 2019, HanTang Culture & Education Holding Group Limited, a Nevada Company, acquired HanTang Culture & Education Holding Group Limited, a company incorporated in the Republic of Seychelles, which operates through its own wholly owned subsidiary, Hantang Culture & Education Holding Group Limited, a Hong Kong Company. Consideration paid pursuant to this acquisition was $100 USD. Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the $100 USD.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Business Information

Our Mission and Vision

Founded on the core values of ‘filial piety’ and ‘responsibility’, HanTang Culture & Education Holding Group Limited’s mission is to provide Chinese traditional cultural training programs for children between three to six years of age, and to provide management training classes for kindergarten teachers both within China and, eventually, on a global scale.

Overview

HanTang Culture & Education Holding Group Limited is headquartered in Guangzhou, China. HanTang Culture & Education Holding Group Limited is a startup stage company engaged in early childhood education services. The Company plans to offer two core programs for potential customers: our self-developed training program for kindergarten teachers and the extra-curriculum for children between three to six years of age.

Our training program for children will be designed to offer individualized and age-appropriate education to nurture and stimulate each child for her or his self-betterment in life. The Company’s intention is to place a specific emphasis on developing our students’ non-academic skillsets, such as family relationships, Chinese literature and social skills. Leveraging the Chinese cultural experience and insights of our instructors, our training program seeks to lay the necessary foundation for our students’ future traditional culture awareness.

Our training program for kindergarten teachers will be designed to improve their cultural management, operational skills and leadership skills. Our curriculums for teacher will cover what the Company considers to be the three principal fields of teaching aspects: Etiquette and Manner Training, Leadership Strategy, and Cultural Management and Operations. We intend to assist teachers to understand, contribute to, and succeed in a diverse teaching environment. We plan to ensure that the kindergarten teachers who progress through our training program will further develop their professional teaching and operational management skills in a learning environment.

At present, it is the intention of the Company to teach our programs solely through face-to-face interaction. While the majority of our teaching activities will be conducted at the Company’s address, we will also, on a case by case basis, consider the possibility of meeting prospective clients/learners at their workplace or outdoors. Currently, the Company does not provide any online courses.

Training program for kindergarten teachers

Etiquette and manners training course

We plan to provide an etiquette and manners training course for kindergarten teachers. Training is an integral part of a kindergartens' operations within China and is considered to be essential for the long-term development of the learning environment. Kindergartens will often hire an etiquette and manner training company to maintain etiquette standards and ensure that the kindergarten teachers are following appropriate teaching etiquette. We plan to offer a stringent orientation and training process in our class which will assist learners to maintain a qualified etiquette standard.

While the exact details of our program remain under development, our Etiquette and manners training course may emphasize, but not strictly be limited to:

a. Managing teachers' dress appropriately according to a school’s dress code.

b. Training teachers to address students politely.

c. Training teachers to avoid favoritism.

d. Cultivating teachers to create a positive learning environment.

e. Stressing the importance of punctuality for teachers.

Leadership Strategy Study Course

Our Leadership Strategy Study Class will be designed to facilitate decision making and improving the learner’s management and leadership skills at a 3-day camp is filled with a mix of activities, adventure, relaxation and opportunities for family members to play independently and together. The exact location and specifics of the camp have yet to be determined in their entirety, but the Company tentatively plans to conduct this camp in Guangzhou, China. During the camp we intend, but will not strictly be limited to, focusing on the following educational goals:

-Building a collaborative culture;

-Accessing, using and presenting relevant research that connects policy with practice;

-Sharing what we believe to be the best practices for teacher leadership.

Cultural management and operation Course

Our Kindergarten Cultural Management Study Class will be designed with the goal of facilitating middle class managers to improve their kindergarten management and time content arrangement skills. The Company intends to offer five to seven day workshops throughout the year. The contents of the course may be focused on, but not strictly limited to:

Stage I:

The movement of Chinese culture in management;

School’s opening ceremony;

The reflection of learning;

How to become a disseminator of Chinese culture;

Team building;

Goal setting and image workshop.

Stage II:

Kindergarten organization and management of characteristic activities;

Establishing manager’s image, achieving effective development and harvesting maximum social benefits;

Sharing the life of happiness – “The road of manager’s growth”.

Stage III:

Self-cultivation, family harmony, and win-win situations.

Training program for children between three to six years of age

Family Camp

Our plans for the Hantang Family Camp remain entirely under development, but we, at this point in time, intend to conduct this camp in Guangzhou, China. The intention of the camp is for participants to develop and strengthen relationships with their family while building meaningful memories together. The Company is designed with all members of the family in mind may be conducted over the course of one day at various times throughout the year. The Company intends for the camp to be filled with a mix of activities, adventure, relaxation and opportunities for family members to play independently and together. Our staff are well trained in age-appropriate programming, ensuring that campers of all ages enjoy their time.

Pre-primary Camp

We intend for our Pre-primary Camp to provide each camper with a safe, wholesome, fun-filled, learning experience. This arts-based day camp is for kindergarten students between the age of five and six. All campers will be given the opportunity to explore traditional Chinese culture through activities and fun facts in the camp site located in Langtoucun, Guangzhou, China. Langtoucun is an ancient Chinese village holding age-old dwellings and environs. Activities include reading and appreciation of Chinese literature, Chinese brush painting, Chinese calligraphy and Chinese art crafts. Campers take part in unique experiences while also building self-esteem, developing interpersonal skills and making lasting friendships and memories. The activities are student-centered. The teacher acts as a coach and facilitator to help guide and direct the learning process. Our goal is to provide a safe environment where campers develop a foundation to practice leadership skills, develop social skills and establish friendships, increase confidence and promote active learning.

Pre-primary Orientation

Our pre-primary orientation is a half-day activity before primary school. Students will attend an event known as “First Writing Ceremony”, also called “Kaibi Ceremony”, which is considered to be one of the most important events for students in ancient China. Historically, teachers would put a cinnabar mole on the student’s forehead to represent the opening of the wisdom eye since the words “red dot” are pronounced the same as “wisdom” in Chinese. Then, teachers would give lectures on basic principles of behavior. Next, Children kowtow to Confucius and their teachers. It means that from this moment, they are ready to take a step on the lifelong pursuit of knowledge.

Pricing Lists for our Services

The below pricing chart is tentative at this time, and we may amend partially, or entirely, as the specific details of our courses progresses.

	Course listings	Time period	Price (RMB)
Training program for kindergarten teachers	Etiquette and Manners Training Course	1 day – 2 days	3,000 – 6,000
	Leadership Strategy Study Course	3 days – 4 days	4,800 – 8,800
	Cultural Management and Operation Course	5 days – 7 days	8,800 – 12,000
Training program for age-appropriate children	Family Camp	1 day	400
	Pre-primary Camp	1 day	400
	Pre-primary Orientation	Half day	130

Need for Our Services

We anticipate a growing need for our business in China because of the cost-effectiveness of our services. In today’s competitive learning landscape there is an increasing need for students, in all education, to maximize their performance and results. We plan to encourage our teachers to develop, update and improve our curriculum and course materials based upon our students’ needs. As our students’ academic ability levels vary, our curriculum will be designed with the flexibility to address a particular student’s strengths and weaknesses. We believe that our professional experience and services will provide us with a competitive advantage.

Marketing

We believe parents of prospective students will be attracted to the quality of our courses and, in the future, our brand name and reputation. At least initially, we intend to implement a variety of marketing methods to enhance the brand recognition of our courses and build a client base:

• Referrals. We intend to create and implement a standard corporate identity across kindergartens throughout China. We intend to take measures, which are as of yet unidentified, to increase word-of-mouth referrals which will be instrumental to attracting new students and building our brand. We believe that word-of-mouth referrals by former students and their families will be a significant source of student enrollment. We will actively work with our alumni and current students to encourage them to recommend our programs to prospective students.

• Social Events and Activities. We plan to begin to participate in, and potentially host, community events designed to promote awareness of the virtues of early childhood education. For example, we intend to, from time to time, host themed cultural open-house events at our facility to allow children and parents to have direct interactions with our existing students, parents and employees.

• Distribution of Marketing Materials. In the future we expect to employ two to five sales representatives to distribute informational brochures, posters and flyers in the vicinity of the kindergartens.

• Media advertising. We have an official company account in Wechat (Wechat has been the mainstream mobile online marketing tool for companies in China.), serving as a contact platform for potential clients to contact us. To generate more leads and subscribers, some articles related to cultural and education services will be shared in our official Wechat account. These articles are tools we intend to use to share content online, through social media platforms like Wechat, which increases our online presence. At the same time, we plan to continuously introduce basic program information, education research and updates to our members, as well as publish articles and proprietary research reports on major traditional cultural and educational to our accounts. We have undefined plans to initially market our services through webinars, the creation of a wide variety of white papers, newsletters, books, and other information offerings. Furthermore, we plan to begin a social media campaign utilizing blogs and magazines. We believe our public brand awareness will further contribute to our brand recognition and improve our performance. We also believe the most cost-effective way to gain awareness is by leveraging the use of the internet and various mobile social network applications.

Competition

The early childhood education service market in China is rapidly evolving, highly fragmented and competitive. A significant number of our competitors possess substantially greater resources than we possess. Additionally, we face substantial competition for potential clients and for professional personnel from providers of similar specialties, which range from large companies headquartered in Shenzhen, Beijing and Shanghai to affiliates of some of the largest education firms, private Chinese traditional education schools in China.

We believe that the principal competitive factors in our market include quality of teaching, applicability and efficacy of teaching, strength and depth of relationships with students and teachers, ability to meet the changing needs of current and prospective students, and service scope. We can either choose to maintain market share by reducing our prices to meet competition or maintain prices, which would likely sacrifice market share. Sales and overall profitability could be reduced in either case.

Future Plans

Our future plans include expanding the appeal of our services throughout China and in the East Asian market, although we do not have any distinct timeline in which we will begin conducting these plans save for the fact that we plan to hire more employees to support our operations. To achieve this, we will continue to progress our marketing campaign through social media and we plan to hire new employees to support increased online interaction with potential customers. We also plan to advertise online through advertisements that a user may be able to click on to learn more about us and/or our programs. We believe we will need to hire an additional 10-20 employees to implement the aforementioned plan to increase our online presence. In the future, we will continuously evaluate the possibility of expanding our training program offerings to meet the needs of potential new clients and offer an expanded range of services to any potential clients we may consummate agreements with in the future.

For the remainder of the fiscal year, the Company has plans to promote its training programs through existing contacts and via in person conferences and contact with potential kindergartens where the Company may be able to interact with, and meet with, potential new clients.

In addition to the above, the Company is also actively focused on the creation of a Company website to detail the services the Company offers. The Company believes this will increase exposure to potential new clients. Currently, the website is in development. However, without an appropriate budget and intensive research, plans referring to development, expansion, potential unidentified acquisitions and concrete timescales cannot be determined at present.

Employees

As of January 2, 2019, we have three employees, our President, Jingyi Liao; our Chief Executive Officer and Secretary, Meimei Ni, and our Treasurer, Yelan He.

Jingyi Liao and Meimei Ni are our professional teachers for our curriculum. They will teach the training courses for kindergarten teachers and scholastic early-age courses. Currently, Ms. Liao, Ms. He, and Ms. Ni, have the ability to be involved in our business operations for up to 35 hours per week, but they are prepared to devote more time if necessary. The Company intends to employ ten employees by the end of 2019. We currently intend to hire two employees for management and administration, two employees focused on marketing, and six professional teachers to provide Chinese traditional training and services. The Company intends to focus on hiring employees who hold relevant professional degrees and above average Mandarin proficiency.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt the aforementioned plans in the future. There are presently no personal benefits available to our employees, Officers and/or Directors.

Legal Proceedings

We are not currently a party to any legal proceeding or investigation which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations. Litigation or any other legal or administrative proceeding, regardless of the outcome, may result in substantial cost and diversion of our resources, including our management's time and attention.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $1.00. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company. There is no assurance that we will raise the full $2,000,000 as anticipated.

If 2,000,000 shares (100%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$300,000
Establishment of Office and purchase of Office Supplies	$1,097,000
Marketing	$123,000
Hiring and Training Staff	$372,000
Website development and IT support	$17,000
Payment for ongoing Reporting Requirements	$15,000
Accounting Expenses	$12,000
Potential Legal Expenses	$25,000
Offering Expenses*	$39,000
TOTAL	$2,000,000

If 1,500,000 shares (75%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$225,000
Establishment of Office and purchase of Office Supplies	$809,000
Marketing	$82,250
Hiring and Training Staff	$275,750
Website development and IT support	$17,000
Payment for ongoing Reporting Requirements	$15,000
Accounting Expenses	$12,000
Potential Legal Expenses	$25,000
Offering Expenses*	$39,000
TOTAL	$1,500,000

If 1,000,000 shares (50%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$150,000
Establishment of Office and purchase of Office Supplies	$497,000
Marketing	$59,000
Hiring and Training Staff	$186,000
Website development and IT support	$17,000
Payment for ongoing Reporting Requirements	$15,000
Accounting Expenses	$12,000
Potential Legal Expenses	$25,000
Offering Expenses*	$39,000
TOTAL	$1,000,000

If 500,000 shares (25%) are sold:

Next 12 months

Planned Actions	Estimated Cost to Complete
Funding of Day to Day Operations	$75,000
Establishment of Office and purchase of Office Supplies	$197,000
Marketing	$27,000
Hiring and Training Staff	$93,000
Website development and IT support	$17,000
Payment for ongoing Reporting Requirements	$15,000
Accounting Expenses	$12,000
Potential Legal Expenses	$25,000
Offering Expenses*	$39,000
TOTAL	$500,000

The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests.

*We estimate the offering expenses to be approximately $38,379 however we intend to allocate a total of $39,000 towards offering expenses due to the fact that our estimate may be too low. Any surplus of funds not used for offering expenses will be used for funding of day to day operations.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCQB concurrently with the filing of this prospectus. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The price of the current offering is fixed at $1.00 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value of $0.0001.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering)	(75% of the shares are sold in the offering)	(100% of the shares are sold in the offering)
Offering Price Per Share	$1.00	$1.00	$1.00	$1.00
Book Value Per Share Before the Offering	$0.000	$0.000	$0.000	$0.000
Book Value Per Share After the Offering	$0.010	$0.019	$0.029	$0.038
Net Increase to Original Shareholder	$0.010	$0.019	$0.029	$0.038
Decrease in Investment to New Shareholders	$0.990	$0.981	$0.971	$0.962
Dilution to New Shareholders (%)	99.00%	98.10%	97.10%	96.20%

Net Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$1,049
Net proceeds from this offering	500,000
$501,049
Denominator:
Shares of common stock outstanding prior to this offering	50,505,000
Shares of common stock to be sold in this offering (25%)	500,000
51,005,000

Net Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$1,049
Net proceeds from this offering	1,000,000
$1,001,049
Denominator:
Shares of common stock outstanding prior to this offering	50,505,000
Shares of common stock to be sold in this offering (50%)	1,000,000
51,505,000

 Net Value Calculation

If 75% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$1,049
Net proceeds from this offering	1,500,000
$1,501,049
Denominator:
Shares of common stock outstanding prior to this offering	50,505,000
Shares of common stock to be sold in this offering (75%)	1,500,000
52,005,000

Net Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$1,049
Net proceeds from this offering	2,000,000
$2,001,049
Denominator:
Shares of common stock outstanding prior to this offering	50,505,000
Shares of common stock to be sold in this offering (100%)	2,000,000
52,505,000

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 5,252,500 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 2, 2019 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Note: ‘The Percent of common stock owned after offering (if all shares are sold)’ is calculated under the assumption 100% of the shares are sold herein pursuant to the offering by the selling shareholders and also that of the Company.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
YONGMIN HE	2,325,000	1,162,500	1,162,500	2.21%
DONGHUA LIU	2,325,000	1,162,500	1,162,500	2.21%
MEIYING ZHONG	2,325,000	1,162,500	1,162,500	2.21%
BAIJIAN LIANG	2,325,000	1,162,500	1,162,500	2.21%
XIANPU YU	150,000	75,000	75,000	0.14%
JUNTIAN DENG	20,000	10,000	10,000	0.02%
LIUMING LUO	75,000	37,500	37,500	0.07%
BAOXUN LI	40,000	20,000	20,000	0.04%
XIAOHUI YE	20,000	10,000	10,000	0.02%
SHUPENG WU	20,000	10,000	10,000	0.02%
FENGDUAN ZENG	75,000	37,500	37,500	0.07%
SIMHING WONG	20,000	10,000	10,000	0.02%
HUI LIU	75,000	37,500	37,500	0.07%
SHUJING SHI	75,000	37,500	37,500	0.07%
HONGLING XIE	20,000	10,000	10,000	0.02%
LISHAN LIU	20,000	10,000	10,000	0.02%
SHUYUN HUANG	75,000	37,500	37,500	0.07%
MAN LI	20,000	10,000	10,000	0.02%
ZELIN CHEN	20,000	10,000	10,000	0.02%
FENG ZHOU	20,000	10,000	10,000	0.02%
FEIJIAN LIU	40,000	20,000	20,000	0.04%
NA HUANG	60,000	30,000	30,000	0.06%
YAOHUI GU	40,000	20,000	20,000	0.04%
YUNXI LI	20,000	10,000	10,000	0.02%
JIANLING MAI	20,000	10,000	10,000	0.02%
SHUANGYUAN ZHANG	40,000	20,000	20,000	0.04%
HUAHONG ZOU	75,000	37,500	37,500	0.07%
JINZHI CHEN	30,000	15,000	15,000	0.03%
WULONG YANG	20,000	10,000	10,000	0.02%
YINGLIN SONG	20,000	10,000	10,000	0.02%
FEIYING YAN	20,000	10,000	10,000	0.02%
SHUIHUA ZHANG	75,000	37,500	37,500	0.07%
Total	10,505,000	5,252,500	5,252,500	10.00%

PLAN OF DISTRIBUTION

The Company has 50,505,000 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 5,252,500 shares of our common stock held by existing shareholders at a fixed price of $1.00 per share for the duration of the offering. The Company is also registering an additional 2,000,000 shares of its common stock for sale at the fixed price of $1.00 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, Meimei Ni, will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Meimei Ni is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Meimei Ni will not be compensated in connection with her participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Ms. Ni is not, nor has she been within the past 12 months, a broker or dealer, and she is not, nor has she been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Ms. Ni will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Meimei Ni will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 2,000,000 shares being offered on behalf of the company itself. The proceeds from the 5,252,500 shares held by shareholders, if sold, will not go to the company, but will go to the shareholders directly. The price per share is fixed at $1.00 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $1.00 for the duration of this offering. The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $1.00 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than $39,000. At this time the Company only has plans to sell to non U.S. citizens outside of the United States.

Procedures for Subscribing (Shares offered by us, “The Company”)

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be either made payable to (i) “HanTang Culture & Education Holding Group Limited”, (ii) subsidiary of the Company, or (iii) escrow agent as agreed by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders the selling shareholder(s) will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. Procedures may vary from shareholder to shareholder. It should be noted that we will in no way be affiliated with any private transactions in which our selling shareholders sell shares of our own common stock. Selling shareholders may or may not decide to reject subscriptions. This is at their own discretion. Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 50,505,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time we have no preferred stock issued and outstanding. Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred shall hereinafter by prescribed by resolution of the board of directors.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

At this we do not have a transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Carl Ranno Esq. of 2733 East Vista Dr. Phoenix, Arizona 85032.

The financial statements included in this prospectus and the registration statement have been audited by Total Asia Associates PLT, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

The Company’s address is 4028, Songjia Business Center, No. 46-56 Rd, Shiqiao Street Plaza, 511400 Panyu, Guangzhou, China. Our office is provided to us rent free by our President and Director Jingyi Liao.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

PATENTS AND TRADEMARKS

We do not own any patents or trademarks.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and directors of the Company are provided below:

Officer Biographies

Name	Age	Position
Jingyi Liao	46	Director and President
Yelan He	34	Director and Treasurer
Meimei Ni	39	Director, Chief Executive Officer and Secretary

Jingyi Liao – Director and President

Jingyi Liao, age 46, graduated from Guangzhou Normal School of Pre-school Education in 1992. In 2001, Ms. Liao earned her Bachelor Dance Education degree from South China Normal University, China. Ms. Liao has 16 years of experience in Early Childhood Education. She was a nursery teacher in Guangzhou No.2 Kindergarten from 1992 to 2008. From 2009 to the present, Ms. Liao founded and has served as General Manager in Xiaoren Culture and Communication Guangzhou. From 2018 to the present, Ms. Liao co-founded Guangzhou Hantang Cultural Education Technology Limited. Ms. Liao is serving as our Director and President since 2019. Ms. Liao is responsible for creating the foundation of our business practices and provides strategic leadership for the company.

Yelan He –Director and Treasurer

Yelan He, age 34, graduated from Qinggong Jigong School in 2003. Ms. He founded Fengli Nursery in Zhongshan, China in 2005, and has held the position of Principal from inception to present. In 2015, Ms. He founded HanTang Bomei Eco Cultural Communication Co. Ltd and has served as Director from 2015 to present. From 2015 to 2017, Ms. He served as the Director of Marketing in Yifu Investment Holding. From 2017 to the present, Ms. He found Xiaoren Culture and Communication Guangzhou, China and has served as their Operation Director. Ms. He found and served as Director of JiaYang International Holding Group Limited in 2018. In the same year, Ms. He co-found Guangzhou Hantang Cultural Education Technology Limited. Ms. He has extensive knowledge in nursery and enterprises management and has been a business manager for more than 10 years. Ms. He has been our Director and Treasurer since 2019. She is responsible for corporate liquidity, investments, and risk management related to the company's financial activities.

Meimei Ni – Director, Chief Executive Officer and Secretary

Meimei Ni, age 39, obtained a Bachelor of Administration Management degree from Guangzhou Open University in 2005. From 1999 -2007, Ms. Ni joined Matigang Kindergarten and served as Principal Assistant. Ms. Ni became the Principal in Tianhe Shanzhuang Kindergarten from 2008 to 2010. From 2010 to present, Ms. Ni joined Xiaoren Culture and Communication Guangzhou where she served as a Supervisor, and subsequently the Chief Operating Officer. Ms. Ni was appointed as our Director and Secretary in 2019. Her responsibilities include fostering communication and providing advice on critical issues.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Registration Statement.

EXECUTIVE COMPENSATION

*The below figures are in relation to our last fiscal year end. Our date of inception is January 2, 2019.

Summary Compensation Table:

Name and principal position (a)	Year ended March 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
		-	-	-	-	-	-	-	$-
Jingyi Liao	2019	2,064	-	-	-	-	-	-	$2,064
Yelan He	2019	-	-	-	-	-		-	-
Meimei Ni	2019	2,064	-	-	-	-		-	2,064

Compensation of Directors:

Name and principal position (a)	Year ended March 31 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Compensation ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
	2019	-	-	-	-	-	-	-	$-
Jingyi Liao	2019	2,064	-	-	-	-	-	-	$2,064
Yelan He	2019	-	-	-	-	-		-	-
Meimei Ni	2019	2,064	-	-	-	-		-	2,064

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do have an employment or consulting agreement with any officers or Directors.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 2, 2019 the Company has 50,505,000 shares of common stock issued and outstanding, which number of issued and outstanding shares of common stock have been used throughout this report.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
Jingyi Liao, Director, President	20,400,000	40.39%	None	n/a	40.39%
Yelan He, Director, Treasurer	15,600,000	30.89%	None	n/a	30.89%
Meimei Ni, Director, CEO and Secretary	4,000,000	7.92%	None	n/a	7.92%
5% or greater Shareholders
none	n/a	n/a	n/a	n/a	n/a

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 2, 2019 Meimei Ni was appointed Chief Executive Officer, Secretary and Director, Jingyi Liao was appointed President and Director, and Yelan He was appointed Treasurer and Director.

On January 2, 2019, Jingyi Liao purchased 20,400,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $2,040, have gone directly to the Company for initial working capital.

On January 2, 2019, Yelan He purchased 15,600,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $1,560, have gone directly to the Company for initial working capital.

On January 2, 2019, Meimei Ni purchased 4,000,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $400, have gone directly to the Company for initial working capital.

In February of 2019, the Company sold shares to 4 shareholders, all of whom reside in China. A total of 9,300,000 shares of restricted common stock were sold at a price of $0.0001 per share. The total proceeds to the Company amounted to a total of $930 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 1 shareholder, whom resides in China. A total of 150,000 shares of restricted common stock were sold at a price of $0.006 per share. The total proceeds to the Company amounted to a total of $900 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 27 shareholders, all of whom reside in Hong Kong and China. A total of 1,055,000 shares of restricted common stock were sold at a price of $0.01 per share. The total proceeds to the Company amounted to a total of $10,550 and went to the Company to be used for working capital.

On March 7, 2019, HanTang Culture & Education Holding Group Limited, a Seychelles Company, acquired HanTang Culture & Education Holding Group Limited, a Hong Kong Company, in consideration of HK$10,000 (Hong Kong Dollar). Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the HK$10,000 (Hong Kong Dollar).

On March 8, 2019, HanTang Culture & Education Holding Group Limited, a Nevada Company, acquired HanTang Culture & Education Holding Group Limited, a company incorporated in the Republic of Seychelles, which operates through its own wholly owned subsidiary, Hantang Culture & Education Holding Group Limited, a Hong Kong Company. Consideration paid pursuant to this acquisition was $100 USD. Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the $100 USD.

Related party transaction amounted of $4,129 for the period of March 31, 2019 for salary paid to our two directors, Meimei Ni and Jingyi Liao.

Meimei Ni and Jingyi Liao are our professional teachers for our curriculum. They teach the training courses for kindergarten teachers and scholastic early-age courses. On March 1, 2019, the company started to hire them, with salary of $2,064 per month, respectively.

As of March 31, 2019, the Company owned an amount of $28,329 to two directors, Meimei Ni and Jingyi Liao. These amounts are used for operating expenses of company.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

The Company’s address is 4028, Songjia Business Center, No. 46-56 Rd, Shiqiao Street Plaza, 511400 Panyu, Guangzhou, China. Our office is provided to us rent free by our President and Director Jingyi Liao.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our last two fiscal years.

For the Year Ended March 31, 2019
Audit fees	$10,000
Audit related fees	-
Tax fees	-
All other fees	-
Total	$10,000

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None.

FINANCIAL STATEMENTS AND EXHIBITS

Page
Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of March 31, 2019	F-3
Consolidated Statements of Operations and Comprehensive Income for the year and period ended March 31, 2019	F-4
Consolidated Statements of Stockholders’ Equity for the year and period ended March 31,2019	F-5
Consolidated Statements of Cash Flows for the year and period ended March 31,2019	F-6
Notes to the Consolidated Financial Statements	F-7 - F-8

- F1 -

TOTAL ASIA ASSOCIATES PLT (AF002128 & LLP0016837-LCA) A Firm registered with US PCAOB and Malaysian MIA Block C-3-1, Megan Avenue 1, 189, Off Jalan Tun Razak, 50400, Kuala Lumpur. Tel: (603) 2733 9989

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Hantang Culture & Education Holding Group Limited

4028, Songjia Business Center

No. 46-56 Rd, Shiqiao Street Plaza

511400 Panyu, Guangzhou, China

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hantang Culture & Education Holding Group Limited (“the Company”) as of March 31, 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the period ended of March 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019, and the results of its operations and its cash flows for the period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/Total Asia Associates PLT TOTAL ASIA ASSOCIATES PLT

We have served as the Company’s auditor since 2019.

Kuala Lumpur, Malaysia

Date: April 30, 2019

- F2 -

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

As of March 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$31,408
TOTAL CURRENT ASSETS	31,408

NON-CURRENT ASSETS
Plant and equipment	2,970
TOTAL ASSETS	$34,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Account Payable	4,129
Accrued expenses and other payables	5,000
Due to directors	$24,200

TOTAL LIABILITIES	33,329

STOCKHOLDERS’ EQUITY
Preferred stock – Par value $0.0001; Authorized: 200,000,000 None issued and outstanding	-
Common stock – Par value $ 0.0001; Authorized: 600,000,000 Issued and outstanding: 50,505,000 shares as of March 31, 2019	5,051
Additional paid-in capital	11,329
Accumulated deficit	(15,331)
TOTAL STOCKHOLDERS’ EQUITY	1,049

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,378

The accompanying notes are an integral part of these consolidated financial statements.

- F3 -

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FROM JANUARY 2, 2019 (DATE OF INCEPTION) TO MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(AUDITED)

From January 2, 2019 (Date of inception) to March 31, 2019
REVENUE	$7,452

COST OF REVENUE	(4,129)

GROSS PROFIT	3,323

GENERAL AND ADMINISTRATIVE EXPENSES	(18,654)

LOSS BEFORE INCOME TAX	(15,331)

INCOME TAX PROVISION	-

NET LOSS	$(15,331)

Net loss per share- Basic and diluted	(0.00)

Weighted average number of common shares outstanding – Basic and diluted	42,030,168

The accompanying notes are an integral part of these consolidated financial statements.

- F4 -

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

FROM JANUARY 2, 2019 (DATE OF INCEPTION) TO MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(AUDITED)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ EQUITY
	Number of shares	Amount
Balance as of January 2, 2019 (Inception)	-	$-	$-	$-	$-
Shares issued for founder's shares	40,000,000	4,000	-	-	4,000
Shares issued for additional founders’ shares	9,300,000	930	-	-	930
Shares issued for private placement at $0.006	150,000	15	885	-	900
Shares issued in private placement at $0.01	1,055,000	106	10,444	-	10,550
Net loss	-	-	-	(15,331)	(15,331)
Balance as of March 31, 2019	50,505,000	$5,051	$11,329	$(15,331)	$1,049

The accompanying notes are an integral part of these consolidated financial statements.

- F5 -

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM JANUARY 2, 2019 (DATE OF INCEPTION) TO MARCH 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(AUDITED)

From January 2, 2019 (Date of inception) to March 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(15,331)
Cash used in operating activity:
Interest expense	85
Changes in operating assets and liabilities:
Account payable	4,129
Accrued liabilities and other payables	5,000

Net cash used in operating activities	(6,117)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(3,055)

Net cash used in investing activity	(3,055)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuance	16,380
Advances from directors	24,200

Net cash provided from financing activities	40,580

Effect of exchange rate changes on cash and cash equivalent	-

Net increase in cash and cash equivalents	31,408
Cash and cash equivalents, beginning of period	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,408

SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$-
Interest paid	$-

The accompanying notes are an integral part of these consolidated financial statements.

- F6-

HANTANG CULTURE & EDUCATION HOLDING GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year and period ended March 31,2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS BACKGROUND

HanTang Culture & Education Holding Group Limited was incorporated on January 2, 2019 under the laws of the state of Nevada.

The Company, through its subsidiaries, mainly engages in providing health and wellness products and health solution advisory services.

Company name	Place/date of incorporation	Particulars of issued capital	Principal activities

1. HanTang Culture & Education Holding Group Limited	Seychelles / January 9, 2019	100 shares of ordinary share of US$1 each	Investment Holding

2. HanTang Culture & Education Holding Group Limited	Hong Kong / December 13, 2018	10,000 shares of ordinary share of HK$1 each	Education Program

We are a development-stage company with a fiscal year end of March 31. At this moment, we operate exclusively through our wholly owned subsidiaries HanTang Culture & Education Holding Group Limited and HanTang Culture & Education Holding Group Limited and share the same business plan of our subsidiaries which is to provide education programs.

HanTang Culture & Education Holding Group Limited and its subsidiaries are hereinafter referred to as the “Company”.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements for HanTang Culture & Education Holding Group Limited and its subsidiaries for the year ended March 31, 2019 are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of HanTang Culture & Education Holding Group Limited and its wholly owned subsidiaries, HanTang Culture & Education Holding Group Limited and HanTang Culture & Education Holding Group Limited. Intercompany accounts and transactions have been eliminated in consolidation. The Company has adopted March 31 as its fiscal year end.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated upon consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported. Actual results may differ from these estimates.

Revenue recognition

Effective January 1, 2018, the Company adopted the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts. The implementation of ASC 606 did not have a material impact on the Company’s consolidated financial statements. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue mainly from providing training program for kindergarten's teachers and age-appropriate children (“service revenue”).

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition”, the Company recognizes revenue when the following four revenue criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) there are no continuing obligations to the customer; and (4) the collection of related accounts receivable is probable.

Revenue from provision of training program is recognized when there is (i) an existence of contract or an arrangement (ii) services are rendered, (iii) the service price is fixed or determinable, and (iv) collectability is reasonable assured.

Cost of revenue

Cost of revenue on provision of services primarily consist of compensation fees and other related administrative costs directly attributable to cost in related to the services.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and impairment. Depreciation of plant and equipment are calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Classification	Estimated useful lives
Office equipment	3 years

Expenditures for maintenance and repairs are expensed as incurred.

Income taxes

Income taxes are determined in accordance with the provisions of ASC Topic 740, “Income Taxes” (“ASC Topic 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

Net income/(loss) per share

The Company calculates net income/(loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income/(loss) per share is computed by dividing the net income/(loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

Imputed Interest

The Company owned director and related parties some loans which are unsecured, interest-free with no fixed payment term, for working capital purpose. Imputed interest is considered insignificant.

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of operations and comprehensive income.

The reporting currency of the Company is United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the Company’s subsidiary in Hong Kong China maintains its books and record in its local currency, Hong Kong Dollar (“HKD”), which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statements of stockholders’ equity.

Translation of amounts from CNY into US$1 has been made at the following exchange rates for the respective periods:

As of and for the peiod ended
March 31, 2019

Period-end CNY: US$1 exchange rate	6.71
Period-average CNY: US$1 exchange rate	6.71
Period-end HK$: US$1 exchange rate	7.75
Period-average HK$: US$1 exchange rate	7.75

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Fair value of financial instruments:

The carrying value of the Company's financial instruments: cash and cash equivalents, prepayment, deposits, accounts payable and accrued liabilities and amount due to a director approximate at their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” ("ASC 820-10"), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

- F7 -

3. COMMON STOCK

On January 2, 2019, our President and a member of our Board of Directors, Jingyi Liao, purchased 20,400,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $2,040, have gone directly to the Company for initial working capital.

On January 2, 2019, our Treasurer and a member of our Board of Directors, Yelan He, purchased 15,600,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $1,560, have gone directly to the Company for initial working capital.

On January 2, 2019, our Chief Executive Officer, Secretary and a member of our Board of Directors, Meimei Ni, purchased 4,000,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $400, have gone directly to the Company for initial working capital.

In February, 2019, the Company sold shares to 4 shareholders, of whom reside in China. A total of 9,300,000 shares of restricted common stock were sold at a price of $0.0001 per share. The total proceeds to the Company amounted to a total of $930.

In March, 2019, the Company sold shares to 1 shareholder, of whom reside in China. A total of 150,000 shares of restricted common stock were sold at a price of $0.006 per share. The total proceeds to the Company amounted to a total of $900.

In March, 2019, the Company sold shares to 27 shareholders, of whom reside in Hong Kong and China. A total of 1,055,000 shares of restricted common stock were sold at a price of $0.01 per share. The total proceeds to the Company amounted to a total of $10,550.

4. PLANT AND EQUIPMENT

Plant and equipment as of March 31, 2019 are summarized below:

As of March 31, 2019
Office equipment	$3,055
Total plant and equipment	3,055
Accumulated depreciation	(85)
Plant and equipment, net	$2,970

Depreciation expense, classified as operating expenses, was $85 for the period ended March 31, 2019.

5. AMOUNT DUE TO A DIRECTOR

As of March 31, 2019, the directors of the Company had outstanding advances of $24,200 to the Company, which is unsecured, bears no interest and payable upon demand, for working capital purpose. Imputed interest is considered insignificant.

6. ACCOUNT PAYABLE

Accounts payable consists of the following:

As of March 31, 2019
Account payables	$4,129

Total	$4,129

The account payables balance of $4,129 which are the salary of the Company director MEIMEI NI and JINGYI LIAO.

7. COMMITMENTS AND CONTINGENCIES

As of March 31, 2019, the Company has no commitments or contingencies involved.

8. INCOME TAXES

From the date of inception January 2, 2019 to period ended March 31, 2019, the local (United States) and foreign components of income/(loss) before income taxes were comprised of the following:

From January 2, 2019 to March 31, 2019

Tax jurisdictions from:
- United States of American	$(13,633)
- Foreign, representing
Seychelles	(1,500)
Hong Kong	$(198)
Loss before income tax	$(15,331)

The provision for income taxes consisted of the following:

From January 2, 2019 to March 31, 2019
Current:
- Local	$-
- Foreign	-
Deferred:
- Local	-
- Foreign	-

Income tax expense	$-

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiaries that operate in various countries: United States, Seychelles and Hong Kong that are subject to taxes in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America and the tax rate is 21%.As of March 31, 2019, the operations in the United States of America incurred $13,633 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2039, if unutilized. The Company has provided for a full valuation allowance of $2,863 against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Seychelles

Under the current laws of the Seychelles, HanTang Culture & Education Holding Group Limited is registered as an international business company which governs by the International Business Companies Act of Seychelles. A company is subject to Seychelles income tax if it does business in Seychelles. A company that incorporated in Seychelles, but does not do business in Seychelles, is not subject to income tax there. HanTang Culture & Education Holding Group Limited did not do business in Seychelles from inception to March 31, 2019, and it does not intend to do business in Seychelles in the future.

Hong Kong

HanTang Culture & Education Holding Group Limited is subject to Hong Kong Profits Tax, which is charged at the statutory income rate of 16.5% on its assessable income. From inception to March 31, 2019, HanTang Culture & Education Holding Group Limited have do business in Hong Kong.

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of March 31, 2019:

From January 2, 2019 to March 31, 2019
Deferred tax assets:
Net operating loss carryforwards
-United States of America	$2,863
-Hong Kong	33
$2,896
Less: valuation allowance	$(2,896)
Deferred tax assets	-

Management believes that it is more likely than not that the deferred tax assets will not be fully realizable in the future. Accordingly, the Company provided for a full valuation allowance against its deferred tax assets of $2,896 as of March 31, 2019.

9.	CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)	Major customers

For the period from January 2, 2019 (Inception) through March 31, 2019, the customers who accounted for 10% or more of the Company’s revenues and its outstanding receivable balance at period-end are presented as follows:

	2019		2019		2019
	Revenues		Percentage of revenues		Accounts receivable, trade

Customer A	$1,490	-	20%	-	$-	-
Customer B	1,490	-	20%	-	-	-
Customer C	1,490	-	20%	-	-	-
Customer D	1,490		20%
Customer E	1,492		20%
	$7,452	-	100%	-	$-	-

All customers are located in China. A

(b)	Major vendors

For the period from January 2, 2019 (Inception) through March 31, 2019, the vendors who accounted for 10% or more of the Company’s wages and its outstanding payable balance at period-end are presented as follows:

	Period from January 2, 2019 (Inception) through March 31, 2019		March 31, 2019
		Percentage of	Accounts
	Wages	Wages	payable

Vendor A	$2,064	50%	2,064
Vendor B	2,065	50%	2,065

	$4,129	100%	4,129

All vendors are located in Hong Kong.

(c)	Exchange rate risk

The Company cannot guarantee that the current exchange rate will remain stable, therefore there is a possibility that the Company could post the same amount of income for two comparable periods and because of the fluctuating exchange rate actually post higher or lower income depending on exchange rate of RM converted to US$ and HK$ converted into US$ on that date. The exchange rate could fluctuate depending on changes in political and economic environments without notice.

10. RELATED PARTY TRANSACTIONS

Related party transaction amounted of $4,129 for the period of March 31, 2019 for salary paid to our two directors, Meimei Ni and Jingyi Liao.

Meimei Ni and Jingyi Liao are our professional teachers for our curriculum. They teach the training courses for kindergarten teachers and scholastic early-age courses. On March 1, 2019, the company started to hire them, with salary of $2,064 per month, respectively.

As of March 31, 2019, the Company owned an amount of $28,329 to two directors, Meimei Ni and Jingyi Liao. These amounts are used for operating expenses of company.

11. SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after March 31, 2019 up through the date the Company issued the audited consolidated financial statements. During the period, there was no subsequent event that required recognition or disclosure.

- F8 -

  PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$879.00
Auditor Fees and Expenses	$10,000.00
Consulting Fees and Related Expenses	$22,500.00
Transfer Agent Fees	$5,000.00
TOTAL	$38,379.00

(1) All amounts are estimates, other than the SEC’s registration fee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On January 2, 2019, Jingyi Liao purchased 20,400,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $2,040, have gone directly to the Company for initial working capital.

On January 2, 2019, Yelan He purchased 15,600,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $1,560, have gone directly to the Company for initial working capital.

On January 2, 2019, Meimei Ni purchased 4,000,000 shares of restricted common stock at a purchase price of $0.0001 (par value) per share. The proceeds from the sale, which were in the amount of $400, have gone directly to the Company for initial working capital.

In February of 2019, the Company sold shares to 4 shareholders, all of whom reside in China. A total of 9,300,000 shares of restricted common stock were sold at a price of $0.0001 per share. The total proceeds to the Company amounted to a total of $930 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 1 shareholder, whom resides in China. A total of 150,000 shares of restricted common stock were sold at a price of $0.006 per share. The total proceeds to the Company amounted to a total of $900 and went to the Company to be used for working capital.

In March of 2019, the Company sold shares to 27 shareholders, all of whom reside in Hong Kong and China. A total of 1,055,000 shares of restricted common stock were sold at a price of $0.01 per share. The total proceeds to the Company amounted to a total of $10,550 and went to the Company to be used for working capital.

On March 7, 2019, HanTang Culture & Education Holding Group Limited, a Seychelles Company, acquired HanTang Culture & Education Holding Group Limited, a Hong Kong Company, in consideration of HK$10,000 (Hong Kong Dollar). Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the HK$10,000 (Hong Kong Dollar).

On March 8, 2019, HanTang Culture & Education Holding Group Limited, a Nevada Company, acquired HanTang Culture & Education Holding Group Limited, a company incorporated in the Republic of Seychelles, which operates through its own wholly owned subsidiary, Hantang Culture & Education Holding Group Limited, a Hong Kong Company. Consideration paid pursuant to this acquisition was $100 USD. Our current officers and directors, Jingyi Liao, Yelan He and Meimei Ni were the beneficiaries of the $100 USD.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") due to the fact that all sales of stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description
3.1	Certificate of Incorporation, as filed with the Nevada Secretary of State on January 2, 2019 (1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (1)
23.1	Consent of Independent Accounting Firm “Total Asia Associates PLT” (1)
99.1	Sample Subscription Agreement (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 383(b) (§230.383(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 383(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 383;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Guangzhou, China on May 2, 2019.

HanTang Culture & Education Holding Group Limited

By: /s/ Meimei Ni
Name: Meimei Ni
Title: Chief Executive Officer, Secretary & Director Date: May 2, 2019

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Meimei Ni	Chief Executive Officer, Secretary & Director	May 2, 2019
Meimei Ni

/s/ Yelan He	Treasurer & Director	May 2, 2019
Yelan He

/s/ Jingyi Liao	President & Director	May 2, 2019
Jingyi Liao